Exhibit 99.7

VERNAL CAPITAL ACQUISITION CORP

(Company)

CONSENT TO ACT AS INDEPENDENT DIRECTOR OF THE COMPANY

To:	Vernal Capital Acquisition Corp

My signature below represents my consent to act as a director of Vernal Capital Acquisition Corp (the “Company”) subject to, and with the benefit of the provisions of, its memorandum and articles of association, as amended from time to time.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any applicable law from acting as a director of the Company.

Full Name:	Binghan Yi

Address:	c/o Vernal Capital Acquisition Corp.
1 Raffles Place #50-00
Singapore 048616

Very sincerely,

/s/ Binghan Yi	September 17, 2025
Binghan Yi	Date